Exhibit 99.1h(23)

                                AMENDMENT NO.3 TO
                         ACCOUNTING SERVICES AGREEMENT

THIS AMENDMENT NO. 3 TO ACCOUNTING SERVICES AGREEMENT (this "Amendment"), effective as of the 31st day of August, 2007. by and between TD Asset Management USA Inc. ("Customer"), as successor to TD Waterhouse Investor Services, Inc. and SEI Investments Global Funds Services (formerly SEI Investments Mutual Fund Services), a Delaware business trust ("SEI").

WHEREAS, Customer and SEI entered into on Accounting Services Agreement, dated as of the 1st day of September, 2000, as amended by Amendment No. 1. dated as of May 31, 2005 and Amendment No. 2, dated as of August 31, 2005 (the "Agreement").

WHEREAS, pursuant to the Agreement, among other things, SEI has agreed to provide certain fund accounting and related portfolio accounting services with respect to the Portfolios;

WHEREAS, Customer and SEI desire to further amend the Agreement as provided herein.

NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Article 3 (Allocation of Charges and Expenses). Article 3 (Allocation of Charges and Expenses) is hereby deleted and replaced in its entirely as follows:

            ARTICLE 3. Allocation of Charges and Expenses. SEI shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. The Customer shall reimburse SEI for its reasonable out-of-pocket expenses incurred on behalf of the Customer, including (but not limited to) pricing services fees, corporate action services, municipal rate resets, fair valuation services, financial statement preparation, record retention, Lipper redistribution fees, SAS 70 allocation, regulatory compliance support services, wire and postage charges, custom interfaces, ratings updates and all other reasonable administrative expenses incurred by SEI in the performance of its duties hereunder in accordance with agreed upon procedures. SEI shall provide Customer documentation evidencing out-of-pocket expenses and their allocation as reasonably requested by Customer.

2. Article 5 (Limitation of Liability of SEI). Article 5 is hereby amended to add the following to the end of such Article:

            SEI may, from time to time, provide to the Customer services and products ("Special Third Party Services") from external third party sources that are telecommunication carriers, Pricing Sources, data feed providers or other similar service providers ("Special Third Party Vendors"). For purposes of the foregoing, "Pricing Sources" means any prior administrators, brokers and custodians, investment advisors (including, without limitation, the Investment Manager), underlying funds in which a Fund invests, if applicable, or any third-party pricing services selected by the Administrator, the Investment Manager or a Fund who provide price and value information hereunder. The


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            Customer  acknowledges  and  agrees  that the  Special  Third  Party
            Services are confidential and proprietary trade secrets of the Special Third Party Vendors. Accordingly, the Customer shall honor reasonable requests by SEI and the Special Third Party Vendors to protect their proprietary rights in their data, information and property including reasonable requests that the Customer place copyright notices or other proprietary legends on printed matter, print outs, tapes, disks, film or any other medium of dissemination. The Customer further acknowledges and agrees that all Special Third Party Services are provided on an "AS IS WITH ALL FAULTS" basis solely for the Customer's internal use in connection with the receipt of the Services. The Customer may use Special Third Party Services as normally required on view-only screens and hard copy statements, reports and other documents necessary to support the Portfolios, however the Customer shall not distribute any Special Third Party Services to other third parties; provided that Customer may share such reports and other documents with its agents and advisors (including auditors, sub-administrators, counsel and boards of directors of the Portfolios) so long as such parties' use of such information is limited solely to use in connection with Customer's receipt of the services hereunder. THE SPECIAL THIRD PARTY VENDORS
            AND  SEI   MAKE  NO   WARRANTIES,   EXPRESS   OR   IMPLIED,   AS  TO
            MERCHANTABILITY, FITNESS FOR A PARTICULAR USE. OR ANY OTHER MATTER WITH RESPECT T0 ANY OF THE SPECIAL THIRD PARTY SERVICES. NEITHER SEI NOR THE SPECIAL THIRD PARTY VENDORS SHALL BE LIABLE FOR ANY DAMAGES SUFFERED BY THE CUSTOMER IN THE USE OF ANY OF THE SPECIAL THIRD PARTY SERVICES, INCLUDING, WITHOUT LIMITATION, LIABILITY FOR ANY INCIDENTAL, CONSEQUENTIAL OR SIMILAR DAMAGES.

3. Article 7 (Term and Termination). The first two paragraphs of Article 7 (Term and Termination), are hereby deleted in their entirety and replaced as follows:

            ARTICLE 7. Term and Termination. This Agreement shall become effective upon the date first written above. The initial term of this Agreement will commence on September 1, 2007 end will continue in effect until the 1st day of September 2010. This Agreement shall be binding on all successors and permitted assignees of the parties.

            Upon   conclusion  of  the  initial  term,   this   Agreement   will
            automatically remain in full force and effect for successive one-year periods, unless the Agreement is terminated, as provided below. Customer or SEI may elect to terminate this Agreement on the last day of the initial term or any renewal term by notifying the other in writing not less than ninety (90) days prior to the end of the then current term, Customer may elect to terminate this Agreement if all key management personnel (i.e. managing directors and accounting directors of mutual fund services operations) of SEI terminate their employment in a concerted plan and SEI fails to replace such personnel with suitable replacements of a comparable experience in a reasonable period of time, SEI and its personnel fail on a regular basis to be in


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            material  compliance with regulatory  guidelines and regulations and such material non-compliance has directly resulted in material adverse harm to the Customer, or in the event SEI has materially failed to perform its duties under this Agreement, and such material failure has not been cured within 60 days after written notice is received by Customer specifying the nature of the material failure and the reasonable steps to be taken by SEI to remedy the failure.

4. Article 9. The address for notices for Customer set forth in Section 9 of the Agreement is hereby amended as follows:

            TD Asset  Management  USA Inc.
            31 West 52  Street,  21st Floor
            New York, NY 10019
            Attention: General Counsel


5. Article 13. Article 13 of the Agreement is hereby deleted in its entirety and replaced as follows:

            ARTICLE 13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws or choice of laws rules or principles thereof.

6. Article 19 Anew Article 19 is hereby added to the Agreement as set forth below:

      ARTICLE 19. CONFIDENTIALITY. SEI shall keep confidential and shall not disclose to any person any books, records, information and data pertaining to the business of the Portfolios, or their prior, present or potential shareholders that is within the possession or control of SEI in connection with the performance of SEI's duties under this Agreement, except as specifically authorized by the Customer or the Portfolios or as may be required by law. SEI shall not use such books, records, information and data for any purpose other than in performance of its duties and obligations hereunder; provided, however that SEI retains the right to disclose such information in response to the request of any governmental authority, regulators, internal or external auditors, accountants, or internal or external counsel. SEI will use reasonable efforts to provide written notice to Customer at least five business days prior to any disclosures pursuant to this Article 19.

7. Schedule A (Portfolios). Schedule A (Portfolios) is hereby deleted in its entirety and replaced as set forth in Attachment 1 hereto.

8.    Schedule  B  (Accounting  Services;   List  of   Duties/Responsibilities).
      Schedule B (Accounting Services; List of Duties/Responsibilities) is hereby amended to add the following:


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8.1   A new subsection  (K) is hereby added to Schedule B (Accounting  Services;
      List of Duties/Responsibilities) under the heading, "Daily Accounting Services" as follows:

      K) Provide Chief Financial Officer and Treasurer to TD Asset Management USA Funds Inc.

8.2   A new subsection  (K) is hereby added to Schedule B (Accounting  Services;
      List  of   Duties/Responsibilities)   under  the  heading.   "Annual  (and
      Semi-Annual) Accounting Services" as follows:

      C) Provide Chief Financial Officer Certifications required by the Sarbanes-Oxley Act of 2002 or any rules or regulations promulgated by the Securities Exchange Commission thereunder and certain sub-certifications reasonably requested by Customer in connection with such certifications.

8.3   A new section is hereby added to Schedule B (Accounting Services;  List of
      Duties/Responsibilities)   under  the  heading,   "Treasury  Services"  as
      follows:

      TREASURY SERVICES

      A) Review and monitor mark-to-market comparisons for money market funds that are generated by the fund accountant.

      B) Coordinate/monitor/proofread with assistance from Customer and fund accountant and any other relevant fund service providers (including EDGAR vendors), EDGAR (Electronic Data Gathering Analysis and
            Retrieval System), online filings related to Form N-SARs, Form 24f-2. Form N-Q, and annual and semi-annual shareholder reports on Form N_CSR.

9. Schedule C (Fund Accounting Fees). Schedule C (Fund Accounting Fees) is hereby deleted in its entirety and replaced as set forth in Attachment 2 hereto,

10. Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and confirmed to be of full force and elect, and shall continue in full force and effect.

11 Counterparts. This Amendment shall become binding when any one or more counterparts hereof individually or taken together, shall bear the original or facsimile signature of each of the parties hereto. This Amendment may be executed in any number of counterparts, each of which shall be an original against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

12. Governing Law. This Amendment shall in all respects be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to conflict of law provisions.


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      IN WITNESS  WHEREOF,  the parties  hereto have executed this  Amendment by their duly authorized representatives as of the day and year first above written.

TD ASSET MANAGEMENT USA INC.

By: /s/ Michele R. Teichner
   -----------------------------------
Name:  Michele R. Teichner
Title: Managing Director


SEI INVESTMENTS GLOBAL FUNDS SERVICES

By: /s/ Stephen G. Meyer
   -----------------------------------
Name:  Stephen G. Meyer
Title: President


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                                  ATTACHMENT 1

                                   SCHEDULE A
                                   PORTFOLIOS


TD Asset Management USA Funds Inc.

      TDAM Money Market Portfolio

      TDAM U.S. Government Money Market Portfolio

      TDAM Municipal Money Market Portfolio

      TDAM California Municipal Money Market Portfolio

      TDAM New York Municipal Money Market Portfolio

      TDAM Short Term Investment Fund

      TDAM Short Term Bond Fund

      TDAM Institutional Money Market Fund

      TDAM Institutional U.S. Government Fund


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                                  ATTACHMENT 2

                                   SCHEDULE C
                              FUND ACCOUNTING FEES

ANNUAL ASSET BASED FEE:

   Basis Points                     Aggregate Assets

   125 basis points (0.0125%)       on the first $5 billion of aggregate assets
   140 basis points (0.0 100%)      on the next $5 billion of aggregate assets
   0,50 basis points (0.0050%)      on the next $10 billion of aggregate assets
   0.25 basis points (0.0025%)      on aggregate assets exceeding $20 billion

ANNUAL MINIMUM FEES:

Annual Fund Complex Minimum                                             $985,000
Annual fee for each additional domestic portfolio                       $50,000
Annual fee for each additional international portfolio                  $65,000
Annual fee for each additional class                                    $15,000

The term "Fund Complex" as used herein refers to each of the Portfolios set forth on Schedule A of this Agreement.

The term "international portfolio" as used herein refers to any portfolio consisting of greater than 30% of its assets traded and held in a custodial account in non-United States securities markets.

The addition of a new portfolio or class will increase the Annual Fund Complex Minimum by the amount stated under ANNUAL MINIMUM FEES. It is Customer's and SEI's understanding that Customer has no current plans to substantially increase the number of portfolios listed under SCHEDULE A. In the event Customer decides to add more than 5 new portfolios to SCHEDULE A during the term of this Agreement, Customer and SEI will discuss the implementation of a nominal per portfolio minimum to cover SEI's expenses associated with opening any new portfolio after the fifth new portfolio added to SCHEDULE A.


OUT OF POCKET FEES:

Customer will reimburse certain out-of-pocket costs incurred by SEI as set forth in Article 3 of the Agreement.


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